EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE July 26, 2007

FreightCar America, Inc. reports quarterly net income per diluted share of $0.93 on sales of $195.4 million.

Chicago, IL, July 26, 2007 – FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended June 30, 2007. For the second quarter of 2007, sales were $195.4 million and net income was $11.5 million, or $0.93 per diluted share. For the second quarter of 2006, the Company had sales of $365.4 million and net income of $36.6 million, or $2.86 per diluted share.

EBITDA was $17.0 million in the second quarter of 2007, compared with EBITDA of $59.0 million in the second quarter of 2006. The decline in net income and EBITDA reflects lower volume and the impact of a more competitive pricing environment. EBITDA is a non-GAAP financial measure. A reconciliation of the Company’s net income to EBITDA is set forth in the supplemental disclosure attached to this press release.

“In light of the considerably softer North American market for most railcar types, our optimization of production at low cost facilities, in conjunction with stringent cost control, contributed substantially to our profitability this quarter. We plan to take full advantage of our low cost production facilities wherever possible, while continually reviewing ways to lower our manufacturing break-even point,” said Chris Ragot, President and Chief Executive Officer.

“Orders for railcars totaled 2,262 units in the second quarter of 2007, up from 768 units ordered in the first quarter of 2007, compared with orders of 3,763 units for the same period in 2006. The backlog of unfilled orders was 5,589 units at June 30, 2007, compared with 6,006 units at March 31, 2007 and 16,846 units at June 30, 2006.”

Mr. Ragot further stated, “In this challenging environment, we continue to maintain a strong balance sheet that allows us to proceed with our share repurchase program and explore strategic growth initiatives. Our product diversification program remains on schedule and we continue to examine growth opportunities.”

For the six months ended June 30, 2007, sales were $517.8 million and net income was $34.4 million, or $2.75 per diluted share. In comparison, for the six months ended June 30, 2006, the Company had sales of $658.2 million and net income attributable to common stockholders of $58.0 million, or $4.54 per diluted share.

The Company will host a conference call on Thursday, July 26, 2007 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter financial results. To participate in the conference call, please dial (800) 230-1092. Interested parties are asked to dial in approximately 10 minutes prior to the start time of the call.

An audio replay of the conference call will be available beginning at 2:30 p.m. (Eastern Daylight Time) on Thursday, July 26, 2007 until 11:59 p.m. (Eastern Daylight Time) on August 2, 2007. To access the replay, please dial (800) 475-6701. The replay pass code is 879934. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2007	December 31, 2006
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$175,434	$212,026
Accounts receivable, net	16,328	11,369
Inventories	85,629	106,643
Deferred income taxes and other current assets	15,798	13,507

Total current assets	293,189	343,545

Property, plant and equipment, net	27,462	25,905
Goodwill and intangible assets, net	26,899	27,194
Deferred income taxes and other assets	22,620	23,337

Total assets	$370,170	$419,981

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$56,979	$103,038
Income taxes payable	4,307	9,816
Accrued warranty	12,617	12,051
Other current liabilities	27,620	32,083

Total current liabilities	101,523	156,988

Accrued postretirement benefits, less current portion	49,877	49,455
Other long-term liabilities	8,274	9,669

Total liabilities	159,674	216,112

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	97,785	99,981
Treasury stock, at cost	(23,182)	—
Accumulated other comprehensive loss	(25,732)	(26,774)
Retained earnings	161,498	130,535

Total stockholders’ equity	210,496	203,869

Total liabilities and stockholders’ equity	$370,170	$419,981

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
Sales	$195,360	$365,417	$517,811	$658,210
Cost of sales	170,667	299,824	448,985	551,483

Gross profit	24,693	65,593	68,826	106,727

Selling, general and administrative expense (including non-cash stock-based compensation expense of $687, $528, $1,355 and $1,217, respectively)	8,684	8,232	18,970	16,528

Operating income	16,009	57,361	49,856	90,199

Interest income	(2,260)	(1,230)	(4,669)	(1,932)
Interest expense	108	85	214	168
Amortization of deferred financing costs	76	77	153	153

Income before income taxes	18,085	58,429	54,158	91,810
Income tax provision	6,632	21,828	19,753	33,836

Net income	$11,453	$36,601	$34,405	$57,974

Net income per common share – basic	$0.94	$2.91	$2.77	$4.62

Net income per common share – diluted	$0.93	$2.86	$2.75	$4.54

Weighted average common shares outstanding—basic	12,227,256	12,574,372	12,411,238	12,554,399

Weighted average common shares outstanding—diluted	12,307,011	12,787,789	12,523,593	12,779,947

Dividends declared per common share	$0.06	$0.03	$0.12	$0.06

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$34,405	$57,974
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	1,872	3,722
Other non-cash items	1,166	(1,151)
Stock-based compensation expense	1,355	1,217
Changes in operating assets and liabilities:
Accounts receivable	(4,959)	(12,134)
Inventories	20,056	(38,012)
Accounts payable	(44,988)	60,028
Income tax payable	(5,345)	6,808
Other accrued liabilities and current assets	(7,680)	3,658

Net cash flows (used in) provided by operating activities	(4,118)	82,110

Cash flows from investing activities
Purchases of property, plant and equipment	(4,205)	(2,216)

Net cash flows used in investing activities	(4,205)	(2,216)

Cash flows from financing activities
Payments on long-term debt	(30)	(35)
Stock repurchases	(29,622)	—
Issuance of common stock	2,089	1,044
Excess tax benefit from stock-based compensation	800	1,196
Cash dividends paid to stockholders	(1,506)	(756)

Net cash flows (used in) provided by financing activities	(28,269)	1,449

Net (decrease) increase in cash and cash equivalents	(36,592)	81,343
Cash and cash equivalents at beginning of period	212,026	61,737

Cash and cash equivalents at end of period	$175,434	$143,080

FreightCar America, Inc.

Supplemental Disclosure

Reconciliation of net income to EBITDA(1)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands)
Net income	$11,453	$36,601	$34,405	$57,974
Income tax provision	6,632	21,828	19,753	33,836
Interest income	(2,260)	(1,230)	(4,669)	(1,932)
Interest expense	108	85	214	168
Amortization of deferred financing costs	76	77	153	153
Amortization of intangible assets	147	147	295	295
Depreciation	857	1,524	1,577	3,427

EBITDA	17,013	59,032	51,728	93,921

(1)

EBITDA represents net income before income tax expense, interest expense, net, amortization and depreciation of property and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.